KEEGAN RESOURCES GH LTD

#6 Templesi Street

Airport Residential Area

Accra – Ghana

March  27th   2008

Mt Olives Goldfields Ltd.

c/o Philip  K. Akuffo, Managing Partner

P.O. Box 146, Kaneshie, Accra

Re: Letter Agreement to acquire an option on the Mt. Olives Reconnaissance Licence

Dear Sirs:

This letter is to outline the main terms of our agreement. It is intended that a more comprehensive agreement will follow but that this letter agreement will be sufficient evidence of agreement for the parties to proceed.

 The parties to the agreement being:

KEEGAN RESOURCES GHANA LIMITED

#6 Templesi Lane

Airport Residential Area

Accra - Ghana

And

MOUNT OLIVES GOLDFIELDS LIMITED

P.O. Box 146, Keneshie

Accra – Ghana

WHEREAS:

A.

MOUNT OLIVES GOLDFIELDS LTD (“MOG”) is a private corporation incorporated under the laws of the Republic of Ghana and Keegan Resources (GH) Ltd. (“Keegan’) is a private corporation incorporated under the laws of the Republic of Ghana  and which is a 100% subsidiary of Keegan Resources Inc., a public mining company incorporated under the laws of British Columbia, Canada and whose shares trade on the Canadian TSX Venture Exchange and on the American Stock Exchange.

B.

MOG has agreed to grant to KEEGAN the exclusive option to purchase MOG’S interest in the Property (as defined below) on and subject to the terms and conditions herein contained (the “Option”).

NOW THEREFORE in consideration of the investigative costs incurred by Keegan in connection with this Option and in consideration of it  paying the costs of preparing this agreement, (the receipt and sufficiency of as consideration by MOG is hereby acknowledged) MOG hereby grants to Keegan the Option.

1.

INTERPRETATION

1.1

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)

"Agreement" means this Option Agreement;

(b)

“Expenditures” means monies expended, costs incurred or liabilities assumed in carrying out Mining Work.

(c)

"Mining Work" means every kind of work done on or in respect of the Property and, without limiting the generality of the foregoing, includes prospecting, exploring, geological, geophysical and geochemical surveying, mapping, sampling, examining, drilling, developing, dewatering, shaft sinking, raising, crosscutting and drifting, assaying, testing, constructing, reporting, maintaining and operating roads, trails and bridges, upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, fees and charges required to maintain or renew the Property Grant and all other expenses ordinarily incurred in prospecting, exploring, and developing mining lands.

(d)

"Property" means the mineral interests and other rights covering the physical area more particularly described in Schedule "A" hereto together with any surface rights, personal property and other permits or authorizations associated therewith, and for greater certainty includes the reconnaissance licence attached as Schedule “A” to this Agreement and any form of renewal, successor or substitute title such as Prospecting Licences and Mining Leases issued by the Government of Ghana, and is subject to the residual equity rights of the Government of Ghana.

2.

Exclusive Access for Mining Work KEEGAN and its employees and agents and any person duly authorized by KEEGAN shall during the term of this option have the sole and exclusive right, subject to the provisions of this Agreement to:

(a)

enter upon and control access to the Property;

(b)

act as operator of the Property and Mining Work.

(c)

determine, all work programs (using the current work program of MOG as a guide) for the Property and carry out this work program with personnel chosen by KEEGAN.

(d)

bring and erect upon the Property such facilities and equipment as KEEGAN may consider advisable and allowed under the Property Grant; and

(e)

remove from the Property and dispose of reasonable quantities of any mineral products derived therefrom, for the purpose of obtaining assays or making other tests including bulk samples.

3.

OPTION EXERCISE REQUIREMENTS

3.1

In order to maintain the Option in good standing and to exercise it and thereby acquire MOG’s interest in the Property, KEEGAN must incur an aggregate of $500,000 in Expenditures and pay to MOG an aggregate of $450,000 from execution hereof and prior to February 28, 2011 (the “Term”)  at the following times:

3.1.1

expend at least US$500 000 in Mining Work upon the Property as follows:

3.1.1.1

on or before the 1st anniversary of signing of this agreement;

 $80,000 (firm commitment)

3.1.1.2

on or before the 2nd anniversary of signing of this agreement;

an additional $200,000 (firm commitment); and

3.1.1.3

on or before on or before the 3rd anniversary of signing of this agreement;, an additional $220,000.

(collectively the “Work Requirements”)

3.1.2

pay to MOG $450,000 in cash :

3.1.2.1

US$70,000 Down Payment upon signing of this Agreement;

3.1.2.2

US$80,000 on or before the 1st anniversary of signing of this agreement;

3.1.2.3

US$100,000 on or before the 2nd anniversary of signing of this agreement; and

3.1.2.4

US$120 000 on or before the 3rd anniversary of signing of this agreement.

3.1.2.5

US$80,000 upon “Property” legal title transfer into the name of “Keegan”.

(collectively the “Cash Payments”).

3.2

KEEGAN is to pay all costs related its Mining Work and other fees or charges required in order to maintain the Property in good standing during the term of the Option after the signing of this Agreement.  Such fees and charges shall be included in Expenditures.

4.

ACQUISITION OF PROPERTY

4.1

Upon KEEGAN completing the schedule of Work Requirements, Cash Payments set out in Section 3, KEEGAN shall be deemed to have earned 100% of MOG’S interest in and to the Property.

4.2

KEEGAN may accelerate the timing of incurring the Work Requirements and making the Cash Payments in its sole discretion and thereby acquire title to the Property at an earlier time as soon as these requirements have been complied with.

5.

DEFAULT AND TERMINATION RIGHT

5.1

Notwithstanding anything in this Agreement to the contrary, if KEEGAN should be in default in performing any requirement herein set forth, MOG shall give written notice to KEEGAN, specifying the default and KEEGAN shall not lose any rights granted under this Agreement, unless, within thirty (30) days after the giving of a notice of default by MOG, KEEGAN has failed to cure or to take reasonable steps to cure the default by the appropriate payment or performance, (KEEGAN hereby agreeing that should it so commence to cure any defect it will prosecute the  same to completion without undue delay); and if KEEGAN fails to take reasonable steps to  cure any such default, MOG shall be entitled thereafter to terminate this Agreement and the provisions of Section 5..3 shall then be applicable, and to seek any remedy MOG may have on account of such default.

5.2

KEEGAN shall have the right to terminate this Agreement at any time after Feb 15, 2009 by giving written notice of such termination to MOG and upon the effective date of such termination this Agreement shall be of no further force and effect except that KEEGAN shall be required to satisfy any requirements which have accrued under the provisions of this Agreement which have not been satisfied and satisfy the provisions of Section 5.3.  KEEGAN’S obligations prior to Feb 15, 2009 under this Agreement are considered to be firm commitments.

5.3

If this Agreement is terminated under Section 5.1 or 5.2, KEEGAN shall:

(a)

deliver to MOG as soon as practicable after receipt of written request from MOG copies of all reports, maps, drill logs, assay results and any other relevant technical data compiled by KEEGAN prior to termination with respect to the Property and which have not been previously delivered to MOG;

(b)

remove from the Property within six (6) months of the effective date of termination all mining and exploration equipment and facilities erected, installed or brought upon the Property by or at the instance of KEEGAN, and any mining equipment and facilities remaining on the Property after the expiration of the said period shall without compensation to KEEGAN, become the property of MOG; and

(c)

perform all reclamation and restoration of the Property required by applicable laws and regulations as a result of KEEGAN’S activities or operations on the Property, and this obligation shall survive termination of this Agreement to the extent that any such reclamation and restoration obligations have not been completed on the date of termination.

(d)

return the Property and Property Grant to MOG in good standing free and clear of all liens and encumbrances, and forward to MOG cash in lieu of any shortfall in the firm commitments of Sections 3.1.1.1 and 3.1.2.1.

6.

COVENANTS OF KEEGAN:  KEEGAN covenants with and represents and warrants to MOG that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of Ghana;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)

the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d)

shall keep the Property and the Property Grant in good standing by doing all acts and things and making all payments which may be necessary in that regard after the signing of this Agreement and as long as this Agreement is in effect. Upon request MOG shall advise KEEGAN of such necessary actions in advance;

(e)

shall keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the KEEGAN) and save MOG harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by KEEGAN directly or indirectly as a result of its exercise of its powers pursuant to this Agreement;

(f)

upon reasonable notice to KEEGAN, permit MOG, or its representatives, access to the Property at all times and to all records prepared by KEEGAN in connection with work done on or with respect to the Property;

(g)

furnish to MOG as soon as practical not later than Feb 28th of each year a comprehensive written report on the work carried out by KEEGAN on or with respect to the Property during the preceding year and results obtained;

(h)

maintain true and correct books, accounts and records of operations hereunder; and

(i).

shall carry out all its Mining Work in a proper fashion in accordance will all applicable laws and shall maintain a reasonable level of insurance in connection with its operations.

7.

COVENANTS AND REPRESENTATIONS OF MOG: MOG covenants with and represents and warrants to KEEGAN that:

(a)

it is a company duly incorporated, validly subsisting and in good standing under the laws of the Republic of Ghana;

(b)

the following are the only legal and recorded shareholders of each and all the shares of MOG:

Shareholder

No. of Shares

Philip Akuffo

5,000,000

(SGT) J. Ocansey

5,000,000

(SGD0 J.K. Benson

5,000,000

Total issued and outstanding shares in MOG:

15,000,000

And each such shareholder has agreed to the grant of the Option.

(c)

it has full power and authority to carry on its business and to enter into this Agreement and has taken all necessary corporate proceedings to execute and deliver this Agreement as a valid and binding agreement as well as any agreement or instrument referred to in or contemplated by this Agreement;

(d)

the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(e)

MOG is the registered and beneficial owner of 100% of the Property subject to an underlying 10% interest held by the Government of Ghana The nature of which is fully disclosed on Schedule A

(f)

the Property is valid and in good standing as at the date hereof and there has been no prior work on the Property and there are no pre-existing environmental conditions in connection therewith;

(g)

the Property is free and clear of any and all liens, charges, over-due taxes or other assessments or levies and there are no third party interests or encumbrances of any kind or nature  and is not subject to any right, claim or interest other than as set forth in Schedule “A” in favour of the Republic of Ghana;

(h)

MOG will promptly assist with any required consents from the Government of Ghana to the conditional disposition contemplated hereby and will reimburse KEEGAN for any payment or Expenditure if such consent is delayed or withheld on account of any action or inaction of MOG.

8.

OPTION ONLY: Except for the U.S.$70,000. and the U.S.$80,000 Expenditures provided for in Section 3.1.1.1 and 3.1.2.1, which payment and Expenditure KEEGAN hereby agrees to be bound to make and incur, except as may be specifically provided for otherwise, nothing herein contained shall be construed as obligating KEEGAN to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating KEEGAN to do any further act or make any further payment.  If this Agreement is terminated, KEEGAN shall not be obligated to MOG under this Agreement save and except as provided for in Section 5 and with respect to obligations arising from and prior to termination, and all payments made and Expenditures and commitments carried out theretofore by KEEGAN shall be retained by MOG in consideration for entering into this Agreement and for the rights conferred on KEEGAN thereby.

9.

NOTICES:   Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if hand delivered or sent by prepaid telegram or by fax or by email as follows:

In the case of MOG:

MOUNT OLIVES GOLDFIELDS LTD

c/o Philip Akufo

P.O. Box 146

Kaneshie, Accra, Ghana

and in the case of KEEGAN addressed as follows:

Keegan Resources (Gh) Ltd.

#6 Templesi Lane

Airport Residential Area

Accra - Ghana

Fax: 233-777-456

Email Dan McCoy [dmccoy@keeganresources.com]

Email Eric Ewen [eric_ewen@yahoo.co.uk]

and any notice given as aforesaid shall be deemed to have been given, if delivered, faxed or emailed during local business hours, then the same otherwise the next business day. Either party may from time to time by notice in writing change its address for the purposes of this Section.

10.

PAYMENTS: Any Cash Payments to MOG which KEEGAN may make under the terms of this Agreement shall be in U.S. funds and shall be deemed to have been well and sufficiently made in timely manner if wired transferred to MOG’s bank account as follows:

Account Name:

Phillip Kwasi Akuffo

Account Number:  41411 2000 2939

Bank: GHANA COMMERCIAL BANK

Address: BOGOSO BRANCH, Western Region, Ghana

……………………………………………………………………………………………..

11.

FORCE MAJEURE: All obligations of KEEGAN and MOG may be suspended under this Agreement if one of the parties is prevented from complying with any of its obligations under any of this Agreement by actions beyond its reasonable control including Acts of God, strikes, lockouts, other labor disturbances, illegal confinement, general shutdown of financial institutions, wars, revolutions, explosion, fire, flood, fires, epidemics, earthquakes, volcanic eruptions, accidents, uncontrollable delays in transportation, unusually severe weather, local, inability to obtain operating or other permits or licences required by government authorities, (herein referred to as "Force Majeure").  Under any such conditions, the affected party shall have the right to declare the existence of a condition of Force Majeure during which time the affected party shall make all practical and timely efforts to resolve the Force Majeure condition.  The time for the parties to comply with their obligations under this Agreement shall be extended for a period equal to the duration of the Force Majeure period.

12.

FURTHER ASSURANCES AND INSTUMENTS: Each of the parties hereto agree to promptly and without request for further consideration execute such further deeds, documents or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions of this Agreement.

13.

SUCCESSORS AND ASSIGNS: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. A party wishing to assign this Agreement or right hereunder shall seek prior written consent of the other party, such consent request to be promptly considered not to be unreasonably withheld.

14.

SEVERABILITY: If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.

PUBLIC DISCLOSURE AND CONFIDENTIALITY

15.1

MOG acknowledges that KEEGAN is 100% owned by Keegan Resources Inc., a publicly traded company and as such is required to publicly disclose material details of this Agreement and results of Mining Work and other information about the Property.

15.2

MOG shall keep confidential and shall not make or cause to be made, any public disclosure of the details of this Agreement or any of the technical information from Mining Work on the Property except as mandated under Ghanaian laws and regulations.  However any information KEEGAN issues as a news release, posts on its website or otherwise publicly discloses shall then be considered to be in the public domain and not subject to this Section 15.2.  It is acknowledged by both parties that the Government of Ghana requires exploration and mining results from concessions such as the Property to be reported quarterly and in detail annually, and under the terms of the Property terms this information is kept confidential by government authorities for a period of 12 months.

16.

AREA OF COMMON INTEREST: There shall be an Area of Common interest extending five kilometres beyond the current boundaries of the Property as outlined in Schedule “A” to this Agreement.  Any and all mineral or surface rights within the Property or this Area of Common Interest acquired by either of the parties after the signing of this Agreement shall form part of this Agreement at no cost to the non-acquiring party. If acquired by KEEGAN such interests will be returned to MOG with the Property and if acquired by MOG shall be transferred to KEEGAN on exercise of the Option.

17.

ARBITRATION: If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof, the same shall be determined by the award of three arbitrators to be named as follows:

(a)

the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

(b)

the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and

(c)

the two arbitrators so named shall, within fifteen (15) days of the naming the latter of them, select a third arbitrator.

The decision of the majority of these arbitrators shall be made within thirty (30) days after the selection of the latter of them.  The expense of the arbitration shall be borne equally by the parties to the dispute.  If the parties on either side of the dispute fail to name their arbitrator within the time limit or to proceed with the arbitration, the arbitrator named may decide the question.  The arbitration shall be conducted in accordance with the provisions of the commercial arbitration laws of Ghana, and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties. The arbitration shall be held in Ghana.

18.

GOVERNING LAW: This Agreement shall be governed by and interpreted in accordance with the laws of the Ghana and shall be enforceable in the Courts of Ghana to the extent any dispute in not properly capable of arbitration.

19.

EXECUTRION IN COUNTERPART AND BY FAX AND EMAIL This Agreement  may be executed by fax or emailed signature scans of this Agreement shall also be legally binding. This Agreement may be executed in counterpart.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

KEEGAN RESOURCES (GH) LIMITED

per:   _____________________________________

             H. Eric Ewen – Managing Director

Witness:  __________________________________

MOUNT OLIVES GOLDFIELDS LIMITED

Per:  _______________________________________

            Philip K . Akufo – Managing Director

Witness:  __________________________________

Per:  _______________________________________

            (SGD) J. Ocansey – Director

Witness:  __________________________________

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SCHEDULE “A”

(MT. OLIVES RECONNAISSANCE LICENCE)

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